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                                     FORM OF
                            RPM STOCKHOLDER AGREEMENT



     THIS RPM STOCKHOLDER AGREEMENT is entered into as of _____________, 2001, by and between LABRANCHE & CO INC., a Delaware corporation ("PURCHASER"), and _______________ ("STOCKHOLDER").


                                    RECITALS

     A. Purchaser and ROBB PECK McCOOEY Financial Services, Inc. a Delaware corporation ("TARGET"), have entered into an Agreement and Plan of Merger dated as of January 18, 2001 (the "MERGER AGREEMENT"), which provides (subject to the conditions set forth therein) for the merger of Target with and into Purchaser (the "MERGER").

     B. Execution and delivery of this Agreement by Stockholder is a condition to the consummation of the Merger.

     The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

         For purposes of this Agreement:

         (a) Stockholder shall be deemed to "OWN" or to have acquired "OWNERSHIP" of a security if Stockholder: (i) is the record owner of such security; or (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

         (b) A Person shall be deemed to have a effected a "TRANSFER" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; PROVIDED, HOWEVER, that the redemption of Target Preferred Stock shall not be deemed a Transfer.

         (c) Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

SECTION 2. WAIVER OF APPRAISAL RIGHTS

     If the Merger is consummated, Stockholder would have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, Stockholder's Target Shares, provided that Stockholder continues to hold Target Shares at the Effective Time of the Merger. Dissenting stockholders of

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Target who comply with the applicable statutory procedures would be entitled to receive a judicial determination of the "fair value" of their Target Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Target Shares could be based upon factors other than, or in addition to, the Merger Consideration or the market value of the Target Shares. The value so determined could be more or less than the Merger Consideration. Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of Stockholder's Ownership of any outstanding Target Shares.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

     Stockholder hereby represents and warrants that the statements contained in this SECTION 3 are accurate in all respects as of the date of this Agreement.

     3.1 OWNERSHIP. Stockholder holds of record and owns beneficially the number of Target Shares set forth next to his, her or its name in SCHEDULE A hereto, free and clear of any Liens. Except as set forth in SCHEDULE B hereto, there are no outstanding options, warrants, convertible securities, calls, rights, commitments, court orders, proceedings, preemptive rights or agreements or instruments or understandings of any character to which Stockholder is a party or by which Stockholder is bound, obligating him, her or it to deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, any Target Shares owned by Stockholder, or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement. Stockholder is not a party to any voting trust, proxy or other agreement, commitment or understanding, or any court order proceeding, with respect to the voting or dividend rights or disposition of any Target Shares.

     3.2 AUTHORIZATION. Stockholder has full power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Stockholder, enforceable in accordance with its terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity, whether considered in a proceeding in equity or at law.

     3.3 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement by Stockholder, nor the performance by Stockholder of his, her or its obligations hereunder, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Stockholder is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument or other arrangement to which Stockholder is a party or by which he, she or it is bound or to which any of his, her or its assets is subject except, in the case of clause (i) or (ii), for such violations, conflicts, breaches, defaults, accelerations, rights or notices which would not impair his, her or

                                      -2-

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its ability to perform his, her or its obligations hereunder or could not prevent, enjoin or materially alter or delay any of the transactions contemplated by the Merger Agreement or this Agreement.

     3.4 APPROVALS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Stockholder will not require the consent, approval, order or authorization of any Governmental Entity or other regulatory authority or any other Person under any statute, law, rule, regulation, permit, license, agreement, indenture or other instrument to which Stockholder is a party or to which any of his, her or its properties are subject, and no declaration, filing or registration with any Governmental Entity or other regulatory authority is required by Stockholder in connection with the execution and delivery of this Agreement, the consummation by Stockholder of the transactions contemplated hereby or the performance by Stockholder of his, her or its obligations hereunder, except for such consents, approvals, orders, authorizations, declarations, filings or registrations, the failure of which to obtain or make would not impair his, her or its ability to perform his, her or its obligations hereunder or could not prevent, enjoin or materially alter or delay any of the transactions contemplated by the Merger Agreement or this Agreement.

     3.5 BROKERAGE FEES. Stockholder has not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of the Merger Agreement or this Agreement or any transaction contemplated thereby or hereby that would be required to be paid by Stockholder.

     3.6 LITIGATION. There is no claim, suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state, foreign, local or municipal commission, court, tribunal, board, agency or instrumentality, or before any arbitrator) pending or, to the knowledge of Stockholder, threatened against or affecting Stockholder, the outcome of which would in any manner impair his, her or its ability to perform his, her or its obligations hereunder or that could prevent, enjoin or materially alter or delay any of the transactions contemplated by the Merger Agreement or this Agreement.

     3.7 WAIVER OF REDEMPTION RIGHT. If Stockholder is the holder of shares of Target Preferred Stock prior to their repurchase by Target as contemplated by the Merger Agreement, such Stockholder has waived any and all rights to redeem his Target Shares pursuant to the Certificate of Incorporation of Target. Stockholder understands and agrees that he, she or it has no right or ability to have his Target Shares redeemed, or cause such Target Shares to be redeemed, at any time after the date of this Agreement.

     3.8 RESTRICTIONS ON TRANSFER OF PURCHASER SERIES A PREFERRED STOCK. Stockholder understands and agrees that Stockholder shall not Transfer the shares of Purchaser Series A Preferred Stock held by Stockholder in any manner whatsoever, except with the written consent of Purchaser, which consent shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that the following Transfers shall not require the consent of Purchaser: (i) a Transfer upon death to Stockholder's heirs, executors or administrators or to an INTER VIVOS trust for the benefit of any spouse or lineal descendant (or spouse of such lineal descendant) of such Stockholder, provided that Stockholder is the controlling trustee of such trust; (ii) a Transfer to any organization to which contributions by Stockholder are deductible for federal income, estate or gift tax purposes

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or any split-interest trust described in Section 4947 of the Code, provided that, in each case, Stockholder is, at the time of such Transfer, a trustee or a member of the board of directors or other governing body or group having the ultimate authority, INTER ALIA, to vote, dispose or direct the voting or disposition of such shares of Series A Preferred Stock; (iii) a Transfer to a corporation of which a majority of the outstanding shares of capital stock entitled to vote generally for the election of directors is beneficially owned by, or a partnership or limited liability company of which a majority of the partnership or limited liability company interests entitled to vote and participate in the management of such partnership or limited liability company are beneficially owned by, Stockholder; or (iv) pledges or encumbrances in favor of institutional lenders or other financial institutions, other than to a business enterprise that (A) operates or engages in specialist activity, or (B) owns, manages or controls any entity that operates or engages in specialist activity, which, in either case, competes anywhere with specialist activity in which Purchaser is engaged (a "COMPETITIVE ENTERPRISE"), in connection with a bona-fide loan or financing transaction (any of such transferees, a "PERMITTED TRANSFEREE"); PROVIDED FURTHER that it shall be a condition to any Transfer under clauses (i), (ii) or (iii) that the Permitted Transferee agrees in writing to be bound by this
SECTION 3.8 as if such Permitted Transferee were Stockholder from and after the date of such Transfer for purposes of this SECTION 3.8; and PROVIDED FURTHER that Permitted Transferees under clause (iv) shall be subject to the conditions set forth in the following legend, which legend shall be imprinted on each certificate representing Series A Preferred Stock:

         "THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY ANY PLEDGEE OF SUCH SHARES WITHOUT FIRST OFFERING TO LaBRANCHE & CO INC. THE REASONABLE RIGHT TO PURCHASE SUCH SHARES AT A PRICE EQUAL TO THEIR AGGREGATE LIQUIDATION PREFERENCE."

Any attempted Transfer of the shares of Series A Preferred Stock in violation of this SECTION 3.8 shall be void and of no effect, and Purchaser shall have the right to disregard the same on its books and records and to issue "stop transfer" instructions to its transfer agent. Notwithstanding anything in this Agreement to the contrary, the restrictions contained in this SECTION
3.8 shall not be applicable at any time when the Company has not been current in the payment of dividends on the Purchaser Series A Preferred Stock for a period covering at least two (2) consecutive semi-annual dividend payment dates.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants that the statements contained in this SECTION 4 are accurate in all respects as of the date of this Agreement.

     4.1 AUTHORIZATION. Purchaser has full corporate power and authority, and has taken all necessary corporate actions to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms and conditions.

                                      -4-

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     4.2 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement by Purchaser, nor the performance by Purchaser of its obligations hereunder, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject.

     4.3 APPROVALS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Purchaser will not require the consent, approval, order or authorization of any Governmental Entity or other regulatory authority or any other Person under any statute, law, rule, regulation, permit, license, agreement, indenture or other instrument to which Purchaser is a party or to which any of its properties are subject, and no declaration, filing or registration with any Governmental Entity or other regulatory authority is required by Purchaser in connection with the execution and delivery of this Agreement, the consummation by Purchaser of the transactions contemplated hereby or the performance by Purchaser of its obligations hereunder.

     4.4 BROKERAGE FEES. Except for Donaldson, Lufkin & Jenrette or its successors, whose fees and expenses will be paid by Purchaser, Purchaser has not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of the Merger Agreement or this Agreement or any transaction contemplated thereby or hereby that would be required to be paid by Purchaser.

     4.5 LITIGATION. There is no claim, suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state, foreign, local or municipal commission, court, tribunal, board, agency or instrumentality, or before any arbitrator) pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser, the outcome of which would in any manner impair its ability to perform its obligations hereunder or that could prevent, enjoin or materially alter or delay any of the transactions contemplated by the Merger Agreement or this Agreement.

SECTION 5. LITIGATION SUPPORT

     The parties agree that following the Closing, in the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated by the Merger Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Target or any of its Subsidiaries, each of the other parties will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (except to the extent that the contesting or defending party is entitled to indemnification therefor under Section 10.2, 10.3 or 10.4 of the Merger Agreement).

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SECTION 6. NONCOMPETITION, NONSOLICITATION AND CONFIDENTIAL INFORMATION

     6.1 CONFIDENTIALITY. After the Closing, Stockholder shall strictly maintain the confidentiality of all information, documents and materials of Target and its Subsidiaries, except to the extent disclosure of any such information, documents or material is (i) required by law or legal process, (ii) necessary in connection with enforcement by Stockholder of his, her or its rights under the Merger Agreement or any document contemplated thereby or (iii) authorized by Purchaser. In the event that Stockholder reasonably believes after consultation with counsel that he, she or it is required by law or legal process to disclose any confidential information described in this SECTION 6.1, Stockholder will (x) provide Purchaser with prompt notice before such disclosure in order that Purchaser may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to confidential information, and (y) cooperate with Purchaser in attempting to obtain such order or assurance. The provisions of this SECTION 6 shall not apply to any information, documents or materials which are publicly available or shall become publicly available, other than by reason of default by Stockholder under this Agreement, or becomes known in the industry through no wrongful act on the part of Stockholder.

     6.2 NONCOMPETITION; NONSOLICITATION. Stockholder agrees that Purchaser would likely suffer significant harm from Stockholder competing with Purchaser during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date (the "RESTRICTED PERIOD"). Accordingly, Stockholder agrees that during the Restricted Period, he, she or it will not, without the prior written consent of the Chief Executive Officer of Purchaser;

         (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise;

         (ii) in any manner, directly or indirectly (i) solicit a listed company on behalf of a Competitive Enterprise to act as such listed company's specialist firm or to refrain from engaging Purchaser as its specialist firm, or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between Purchaser and a listed company. The term "listed company" means any company for which Purchaser acts as a specialist;

         (iii) in any manner, directly or indirectly, solicit any person who is an employee of Purchaser to resign from Purchaser or to apply for or accept employment with any Competitive Enterprise; or

         (iv) in any manner, directly or indirectly, assist any Competitive Enterprise to make a market in any stock for which Purchaser acts as a specialist.

     6.3 ACKNOWLEDGMENT. Stockholder acknowledges that the covenants contained in this SECTION 6 are essential conditions for Purchaser entering into this Agreement without which Purchaser would not have entered into this Agreement or the Merger Agreement. Stockholder acknowledges that the restrictions set forth herein are reasonable, valid and necessary for the protection of the legitimate interest of Purchaser, Target and their respective Subsidiaries. Purchaser and Stockholder agree that no portion of the Merger Consideration shall be allocated

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to Stockholder's covenants or agreements contained in this SECTION 6 for federal or state income tax purposes.

     6.4 REMEDIES. Without limiting the right of Purchaser to pursue all other legal and equitable rights available to it, including without limitation, damages for the actual or threatened violation of this SECTION 6 by Stockholder, it is agreed that other remedies cannot fully compensate Purchaser for such a violation and that Purchaser shall be entitled to injunctive relief and/or specific performance to prevent violation or continuing violation thereof, without bond and without the necessity of showing actual monetary damages. It is the intent and understanding of each party that if, in any action before any court or agency legally empowered to enforce this SECTION 6, any term, restriction, covenant or promise in this SECTION 6 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

     6.5 OTHER CONTROLLING AGREEMENTS. Notwithstanding anything contained in this SECTION 6, if Stockholder is or becomes party to any other agreement(s) with Purchaser containing provisions covering some or all of the matters covered by this SECTION 6, including without limitation non-competition, nonsolicitation and/or confidentiality provisions, the provisions of such other agreement(s) shall control with respect to the matters covered thereby with respect to Stockholder.

SECTION 7. MISCELLANEOUS

     7.1 INDEMNIFICATION PROVISIONS OF MERGER AGREEMENT.

         (a) Stockholder hereby acknowledges and agrees that Section 10.2(a) and
Section 10.4 of the Merger Agreement provide for the indemnification of each Purchaser Indemnified Party by Stockholder and all of the other holders of Target Shares for certain Liabilities or Losses incurred or suffered by any Purchaser Indemnified Party, subject to the limitations set forth in Article X of the Merger Agreement.

         (b) Stockholder agrees to be bound by the provisions of Section 10.2(b) of the Merger Agreement relating to indemnification of Purchaser in respect of a breach of Stockholder's representations under SECTION 3 of this Agreement, subject to the limitations set forth in Article X of the Merger Agreement.

     7.2 NOTICES. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand, by telecopier, by nationally recognized overnight courier, by fax or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

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         (a) If to Stockholder, to the Representatives at:

                                    c/o Robert M. Murphy
                                    LaBranche & Co. LLC
                                    One Exchange Plaza
                                    New York, New York 10006
                                    Fax: (212) 344-1469

                           with a copy to:

                                    Kelley Drye & Warren LLP
                                    Two Stamford Plaza
                                    281 Tresser Boulevard
                                    Stamford, CT 06901-3229
                                    Attn: Paul F. McCurdy, Esq.
                                    Fax: (203) 327-2669

                           and

                                    Clifford Chance Rogers & Wells LLP
                                    200 Park Avenue
                                    New York, New York  10166
                                    Attn:  Bonnie A. Barsamian, Esq.
                                    Fax:  (212) 878-8375

                  (b)      If to Purchaser, to it at:

                                    One Exchange Plaza, 25th Floor
                                    New York, New York 10006
                                    Attention: Mr. Michael LaBranche
                                    Fax:  (212) 344-1469

                           with a copy to:

                                    Fulbright & Jaworski L.L.P.
                                    666 Fifth Avenue, 31st Floor
                                    New York, New York 10103
                                    Attention: Jeffrey M. Marks, Esq.
                                    Fax:  (212) 318-3400

(Or at such other address or addresses as may have been furnished in writing by the parties hereto by notice given pursuant to this SECTION 7.2).

Notices provided in accordance with this SECTION 7.2 shall be deemed delivered upon personal delivery, receipt by telecopy, fax or nationally recognized overnight courier, or 48 hours after deposit in the mail in accordance with the above.

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     7.3 THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended to, or shall be construed so as to, create any third party beneficiary to this Agreement or otherwise confer any rights upon any person, firm or corporation that is not a party hereto.

     7.4 ASSIGNMENT: SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement shall not be assignable by either party without the prior written consent of the other party to this Agreement.

     7.5 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.7 GOVERNING LAW. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York, without reference to its conflicts of laws provisions.

     7.8 AMENDMENTS AND WAIVERS. This Agreement may not be amended or waived (either generally or in a particular instance and either retroactively or prospectively) except by a written instrument signed by the party against whom enforcement of such amendment, modification or waiver is sought. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

     7.9 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     7.10 ATTORNEYS-IN-FACT. Stockholder hereby (i) irrevocably constitutes and appoints George E. Robb, Jr. and Robert M. Murphy (the "REPRESENTATIVES"), and each of them, acting unanimously, as the true and lawful agents and attorneys-in-fact of Stockholder with full power to appoint a substitute or substitutes to act hereunder, with respect to all matters arising in connection with the Merger and the transactions contemplated thereunder and hereby with full power and authority to execute and deliver for and on behalf of Stockholder all such contracts, consents and other documents in connection therewith as the Representatives may deem necessary or advisable and to do and perform any and all acts and things whatsoever necessary or advisable in the premises as fully as Stockholder might or could do (including, without limitation, the execution and delivery by the Representatives of, and the performance of their obligations under, the Escrow Agreement) and (ii) ratifies and confirms all that the Representatives, or any substitute or substitutes, shall do or cause to be done by virtue hereof. The Representatives shall have no liability for any actions taken or omitted by them in the performance of their duties as Representatives unless in respect of such actions or omissions they

                                      -9-

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shall be finally adjudged by an arbitrator or court of competent jurisdiction to have acted in bad faith or to have been grossly negligent. Stockholder shall severally (pro rata based on the number of Target Shares which he, she or it owns immediately prior to the Effective Time) indemnify each of the Representatives and hold each of them harmless from all liabilities, losses, costs and expenses (including reasonable attorneys' fees in respect of the investigation and defense of claims) which may be incurred by him in connection with the performance of his duties as a Representative, except to the extent, if any, that such liabilities, losses, costs and expenses shall be finally adjudged by an arbitrator or court of competent jurisdiction to have resulted from the bad faith or gross negligence of such Representative.

     7.11 CONSTRUCTION. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

     7.12 INCORPORATION OF ANNEX AND SCHEDULES. The Annex and the Schedules identified in this Agreement are incorporated by reference and made a part hereof.

     7.13 TERMINATION. This Agreement shall terminate if and only if the Merger Agreement is terminated prior to the Closing in accordance with, and pursuant to, the terms thereof.

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         IN WITNESS WHEREOF, Purchaser and Stockholder have caused this
Agreement to be executed as of the date first written above.

                                 LABRANCHE & CO INC.





                                 By:
                                    ----------------------------------



                                 STOCKHOLDER:




                                 -------------------------------------

                                 Name:
                                      --------------------------------

                                 Address:
                                         -----------------------------


                                 -------------------------------------


                                 Facsimile:
                                           ---------------------------



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                                   SCHEDULE A



SHARES HELD OF RECORD OPTIONS AND OTHER RIGHTS
----------------------------------------------


ADDITIONAL SECURITIES BENEFICIALLY OWNED
----------------------------------------


                                      A-2